Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Post-effective Amendment No. 1 to Form S-2 No. 333-117628) and related prospectus of Unify Corporation for the registration of 7,906,615 shares of its common stock and to the incorporation by reference therein of our report dated May 19, 2005, with respect to the consolidated financial statements and the 2005 schedule of Unify Corporation as of and for the year ended April 30, 2005 included in its Annual Report on Form 10K as filed on or about July 28, 2005 with the Securities and Exchange Commission.

/s/ Grant Thornton LLP

Reno, Nevada
July 26, 2005